April 18, 2005	FOR IMMEDIATE RELEASE

CONTACT: Kelly Polonus, Great Southern, 1.417.895.5242
kpolonus@greatsouthernbank.com

Great Southern Bancorp, Inc. Reports Quarterly Earnings of $.46 Per Share

First Quarter 2005 Financial Highlights:

  Net income increased 5% over prior year quarter
  Net interest income rose 6% over prior year quarter
  Noninterest income increased 6% over prior year quarter
  Deposits grew 7% from December 31, 2004
  Loans increased 2% from December 31, 2004
  Annualized net charge-offs of 0.11%

Springfield, Mo. -- Great Southern Bancorp, Inc. (NASDAQ:GSBC), the holding company for Great Southern Bank, today reported preliminary earnings for the quarter ended March 31, 2005, were $.46 per share ($6,478,000) compared to the $.45 per share ($6,191,000) the company earned during the same quarter in the prior year. Operating earnings per share for the quarters ended March 31, 2005 and 2004 were the same as reported earnings, $.46 and $.45, respectively. Earnings per diluted share increased 2.2% over the prior year quarter. Net income increased 4.6% over the prior year quarter.

For the three months ended March 31, 2005, annualized return on average equity was 18.08%; annualized return on average assets was 1.37%; and net interest margin was 3.45%.

Great Southern President and CEO Joseph W. Turner stated, "In the first quarter of this year, Great Southern posted solid earnings of $.46 per diluted share. Reported net income grew by nearly 5% over the same quarter in 2004. Loan growth was as expected with a 2% overall increase from December 31, 2004. Historically, the first quarter of the calendar year has not seen high levels of loan growth, with increases of 3.1%, 1.4%, and 0.0% in 2004, 2003, and 2002, respectively. In all cases, the full year loan growth in these years far exceeded the first quarter increases. We expect that 2005 will follow this trend, also. Net interest income increased 6.5% over the comparable quarter in 2004. Noninterest income increased 6% over the prior year's first quarter including a 16% revenue increase in commissions from our travel, investments and insurance divisions and a 6% increase in service charges and ATM fees. Consistent with the company's continued growth (assets up 19% over one year ago), noninterest expense, including salaries and employee benefits, increased 13.5% over the prior year's first quarter.

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"As we discussed in our 2004 Form 10-K, the current interest rate environment including a flattening yield curve poses a challenge as we experienced some net interest margin compression in the first quarter. The reasons for this margin compression were discussed in our 2004 Form 10-K. While our net interest margin was lower in this quarter, it was stable during each of the months of the first quarter of 2005. While there is still considerable debate over how much and how quickly short term interest rates will rise, we expect that loan growth will increase over the remainder of the year and with it will come increased net interest income."

Stockholders' equity at March 31, 2005, was $142.1 million (7.4% of total assets), equivalent to a book value of $10.36 per share.

Non-performing assets at March 31, 2005, were $9.6 million, up $3.1 million from December 31, 2004. Non-performings as a percentage of total assets were 0.50%. Compared to December 31, 2004, non-performing loans increased $3.4 million to $7.9 million while foreclosed assets decreased $260,000 to $1.8 million. Commercial loans comprise $6.1 million, or 78%, of the total $7.9 million of non-performing loans at March 31, 2005. The increase in non-performing loans was primarily due to the addition of four unrelated loan relationships to the non-performing category.

The first relationship totals $886,000 and is secured primarily by an office building in the Branson, Missouri, area. This loan is part of a larger relationship, which at December 31, 2004, totaled $8.8 million and was included in the Potential Problem Loans category. The second relationship totals $920,000 and is secured primarily by several single-family houses that are completed or under construction in Northwest Arkansas. This relationship totaled $1.9 million at December 31, 2004, and was included in Potential Problem Loans at that time. The relationship has been reduced by approximately $1.0 million since December 31, 2004, through the sale of some of the houses that have been completed. The third relationship totals $748,000 and is secured primarily by a mobile home park in the Kansas City, Missouri, metropolitan area. The fourth relationship totals $1.0 million and is secured primarily by the receivables, inventory, equipment and other business assets of a home building materials company in Springfield, Missouri.

Two unrelated credit relationships, totaling $621,000 and $503,000, respectively, were included in non-performing loan totals at December 31, 2004, and remain non-performing loans at March 31, 2005. The $621,000 relationship is secured by a commercial retail shopping center near Branson, Missouri. The $503,000 relationship is secured primarily by a dinner theater in Branson, Missouri, as well as additional real estate collateral and business assets. At March 31, 2005, these six significant relationships described above accounted for $4.7 million of the non-performing total.

The stock of Great Southern Bancorp, Inc., is quoted on the Nasdaq National Market System under the symbol "GSBC". The last sale of GSBC stock in the quarter ended March 31, 2005, was $32.47.

Great Southern offers a broad range of banking, investment, insurance and travel services to customers and clients. Headquartered in Springfield, Missouri, Great Southern operates 31 branches and more than 150 ATMs throughout southwest and central Missouri. The company also serves lending needs through loan production offices in Overland Park, Kan., Rogers, Ark., and St. Louis, Mo.

www.greatsouthernbank.com

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When used in this press release the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, changes in economic conditions in the company's market area, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans and deposits in the company's market area and competition, that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The company wishes to advise readers that the factors listed above could affect the company's financial performance and could cause the company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The company does not undertake-and specifically declines any obligation- to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

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The following tables set forth certain selected consolidated financial information of the company at and for the periods indicated. Financial data for all periods is unaudited. In the opinion of management, all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation of the results for and at such unaudited periods have been included. The results of operations and other data for the three months ended March 31, 2005 and 2004 are not necessarily indicative of the results of operations, which may be expected for any future period.

Selected Financial Condition Data:	March 31,	December 31,
	2005	2004
	(Dollars in thousands)

Total assets	$1,909,399	$1,845,679
Loans receivable, gross	1,332,185	1,310,932
Allowance for loan losses	24,017	23,489
Foreclosed assets, net	1,775	2,035
Available-for-sale securities, at fair value	400,062	355,104
Held-to-maturity securities, at amortized cost	54,271	48,610
Deposits	1,381,874	1,294,838
Total borrowings	363,349	401,625
Stockholders' equity	142,068	139,187
Non-performing assets	9,639	6,514

			Three Months
	Three Months Ended		Ended
	March 31,		December 31,
	2005	2004	2004
Selected Operating Data:	(Dollars in thousands)
Interest income	$25,001	$19,852	$24,226
Interest expense	9,871	5,645	8,255
Net interest income	15,130	14,207	15,971
Provision for loan losses	900	1,200	1,200
Noninterest income	5,858	5,541	5,921
Noninterest expense	10,562	9,307	10,661
Provision for income taxes	3,048	3,050	3,203
Net income	$6,478	$6,191	$6,828

			Three Months
	Three Months Ended		Ended
	March 31,		December 31,
	2005	2004	2004
Per Common Share:
Net income (fully diluted)	$.46	$.45	$.49
Book value	$10.36	$9.15	$10.16
Earnings Performance Ratios:
Annualized return on average assets	1.37%	1.57%	1.49%
Annualized return on average stockholders' equity	18.08%	20.01%	19.60%
Net interest margin	3.45%	3.84%	3.67%
Average interest rate spread	3.17%	3.65%	3.42%
Adjusted efficiency ratio (excl. foreclosed assets)	49.61%	46.26%	48.31%
Non-interest expense to average total assets	2.21%	2.32%	2.31%
Asset Quality Ratios:
Allowance for loan losses to period-end loans	1.80%	1.85%	1.79%
Non-performing assets to period-end assets	.50%	.68%	.35%
Non-performing loans to period-end loans	.59%	.65%	.34%
Annualized net charge-offs to average loans	.11%	.25%	.10%

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands, except number of shares)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Cash	$ 81,887	$ 91,847
Interest-bearing deposits in other financial institutions	4,503	1,364
Cash and cash equivalents	86,390	93,211
Available-for-sale securities	400,062	355,104
Held-to-maturity securities	54,271	48,610
Mortgage loans held for sale	1,774	671
Loans receivable, net of allowance for loan losses of
$24,017 - March 2005; $23,489 - December 2004	1,306,394	1,286,772
Interest receivable	9,194	8,056
Prepaid expenses and other assets	7,716	7,889
Foreclosed assets held for sale, net	1,775	2,035
Premises and equipment, net	24,112	23,353
Investment in Federal Home Loan Bank stock	10,775	14,438
Refundable income tax	--	504
Deferred income taxes	6,936	5,036
Total Assets	$1,909,399	$1,845,679
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Deposits	$1,381,874	$1,294,838
Federal Home Loan Bank advances	186,164	231,486
Short-term borrowings	158,897	151,591
Subordinated debentures issued to capital trust	18,288	18,548
Accrued interest payable	2,640	2,195
Advances from borrowers for taxes and insurance	551	272
Accounts payable and accrued expenses	18,553	7,562
Income taxes payable	364	--
Total Liabilities	1,767,331	1,706,492
Stockholders' Equity:
Capital stock
Serial preferred stock, $.01 par value;
authorized 1,000,000 shares; none issued	--	--
Common stock, $.01 par value; authorized 20,000,000 shares; issued and outstanding March 2005 - 13,711,427 shares; December 2004 -
13,698,508 shares	137	137
Additional paid-in capital	17,776	17,816
Retained earnings	126,954	122,120
Accumulated other comprehensive income:
Unrealized loss on available-for-sale securities,
net of income taxes	(2,799)	(886)
Total Stockholders' Equity	142,068	139,187
Total Liabilities and Stockholders' Equity	$1,909,399	$1,845,679

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GREAT SOUTHERN BANCORP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	THREE MONTHS ENDED March 31,
	2005	2004
	(Unaudited)

INTEREST INCOME
Loans	$20,204	$16,365
Investment securities and other	4,797	3,487
TOTAL INTEREST INCOME	25,001	19,852
INTEREST EXPENSE
Deposits	6,824	4,073
Federal Home Loan Bank advances	1,756	1,231
Short-term borrowings	1,081	202
Subordinated debentures issued to capital trust	210	139
TOTAL INTEREST EXPENSE	9,871	5,645
NET INTEREST INCOME	15,130	14,207
PROVISION FOR LOAN LOSSES	900	1,200
NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES	14,230	13,007
NONINTEREST INCOME
Commissions	2,245	1,933
Service charges and ATM fees	2,992	2,836
Net realized gains on sales of loans	175	265
Net realized gains (losses) on sales of available-for-sale securities	(20)	(8)
Net gain (loss) on sales of fixed assets	(12)	9
Other income	478	506
TOTAL NONINTEREST INCOME	5,858	5,541
NONINTEREST EXPENSE
Salaries and employee benefits	6,149	5,128
Net occupancy and equipment expense	1,643	1,657
Postage	458	431
Insurance	224	172
Advertising	256	195
Office supplies and printing	210	197
Telephone	264	214
Legal, audit and other professional fees	334	374
Expense on foreclosed assets	149	167
Other operating expenses	875	772
TOTAL NONINTEREST EXPENSE	10,562	9,307
INCOME BEFORE INCOME TAXES	9,526	9,241
PROVISION FOR INCOME TAXES	3,048	3,050
NET INCOME	$ 6,478	$ 6,191
BASIC EARNINGS PER COMMON SHARE	$.47	$.45
DILUTED EARNINGS PER COMMON SHARE	$.46	$.45
DIVIDENDS DECLARED PER COMMON SHARE	$.12	$.10

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Average Balances, Interest Rates and Yields

         The following table presents, for the periods indicated, the total dollar amount of interest income from average interest-earning assets and the resulting yields, as well as the interest expense on average interest-bearing liabilities, expressed both in dollars and rates, and the net interest margin. Average balances of loans receivable include the average balances of non-accrual loans for each period. Interest income on loans includes interest received on non-accrual loans on a cash basis. Interest income on loans includes the amortization of net loan fees, which were deferred in accordance with accounting standards. Fees included in interest income were $385,000 and $320,000 for the periods ended March 31, 2005 and 2004, respectively. Tax-exempt income was not calculated on a tax equivalent basis. The table does not reflect any effect of income taxes.

	Three Months Ended March 31, 2005			Three Months Ended March 31, 2004

	Average Balance	Interest	Yield/ Rate	Average Balance	Interest	Yield/ Rate

	(Dollars in thousands)
Interest-earning assets:
Loans receivable:
One- to four-family residential	$ 172,707	$2,280	5.36%	$ 155,041	$ 1,971	5.11%
Other residential	118,702	2,003	6.84	112,414	1,811	6.48
Commercial real estate	464,795	7,068	6.17	447,248	6,118	5.50
Construction	329,150	5,013	6.18	208,069	3,113	6.02
Commercial business	104,308	1,634	6.35	88,621	1,227	5.57
Other loans	130,136	2,206	6.88	123,501	2,125	6.92
Total loans receivable	1,319,798	20,204	6.21	1,134,894	16,365	5.80
Investment securities and other interest-earning assets	458,204	4,797	4.25	352,901	3,487	3.97
Total interest-earning assets	1,778,002	25,001	5.70	1,487,795	19,852	5.37
Noninterest-earning assets:
Cash and cash equivalents	84,759			61,513
Other non-earning assets	23,505			24,362
Total assets	$1,886,266			$1,573,670
Interest-bearing liabilities:
Interest-bearing demand and savings	$ 376,432	1,602	1.73	$ 371,449	1,068	1.16
Time deposits	806,569	5,222	2.63	684,365	3,005	1.77
Total deposits	1,183,001	6,824	2.34	1,055,814	4,073	1.55
Short-term borrowings	170,345	1,081	2.57	75,372	202	1.08
Subordinated debentures issued to capital trust	18,559	210	4.59	18,508	139	3.02
FHLB advances	206,031	1,756	3.46	171,986	1,231	2.88
Total interest-bearing liabilities	1,577,936	9,871	2.53	1,321,680	5,645	1.72
Noninterest-bearing liabilities:
Demand deposits	153,135			119,924
Other liabilities	11,894			8,338
Total liabilities	1,742,965			1,449,942
Stockholders' equity	143,301			123,728
Total liabilities and stockholders' equity	$1,886,266			$1,573,670
Net interest income:
Interest rate spread		$15,130	3.17%		$14,207	3.65%
Net interest margin*			3.45%			3.84%
Average interest-earning assets to average interest-bearing liabilities	112.7%			112.6%

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*Defined as the Company's net interest income divided by total interest-earning assets.

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